Exhibit 10.1

AGREEMENT

THIS AGREEMENT IS by and between Thomas F. Juhase (“you” or “Employee”) on behalf of himself, his agents, representatives, heirs, executors, attorneys, administrators, assigns and anyone claiming through him/her, and Donnelley Financial Solutions, Inc., a Delaware corporation, its subsidiaries, affiliates, predecessors, successors and assigns (the “Company”) in connection with Employee’s employment with the Company.

IN CONSIDERATION OF the payments, covenants, obligations and promises set forth in this agreement (the “Agreement”) Employee and the Company agree as follows:

1.	Date of Agreement. This Agreement is dated as of June 26, 2020.

2.

Term. The term of your employment pursuant to the terms of this Agreement shall be from June 26, 2020 through December 31, 2022 (the “Term”), provided, however, that either you or the Company may terminate your employment prior to the end of the Term in accordance with, and subject to, the terms of this Agreement.

3.	Present date through close of business December 31, 2020 (“COO Term Date”).

a.

Title and Effect of Prior Agreements. You are currently Chief Operating Officer (“COO”) of the Company. You shall continue to serve as COO and the employment agreement between you and the Company, dated July 27, 2007 and amended as of November 25, 2008, and any other agreements between you and the Company which are currently in effect shall remain in effect until the COO Term Date.

b.

Plans. You will remain eligible to participate in any employee benefit plans in which you currently participate, including, but not limited to, the Executive Severance Plan, as modified by the Waiver of Severance Benefits agreement between you and the Company, dated as of June 1, 2017 (the “Waiver Agreement”) until the COO Term Date, in each case, in accordance with the terms of such plans, as in effect from time to time. For avoidance of doubt, you will be eligible to receive any 2020 AIP bonus to which you are entitled under the terms of that plan, payable at the time such bonuses are paid to participants in 2021.

c.	Resignation. You will resign as COO effective as of the COO Term Date or any earlier termination date, as described above. You will be relieved of the duties as COO of the Company as of that date.

4.	Post-COO Term Date through December 31, 2022.

a.

Prior Agreements Superseded. Provided you remain employed through the COO Term Date, after the COO Term Date, the terms of this Agreement shall fully supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matters in this Agreement, except that any, confidentiality or intellectual property obligations that you have to the Company shall survive and not be superseded.

b.

Title and Responsibilities. Provided you remain employed through the COO Term Date, as of January 1, 2021, you will continue to be an employee of the Company and will serve as Advisor to the Chief Executive Officer (“CEO”). It is expected that you will work on average, between 15- 20 hours per week. The hours may vary from week to week, as long as the annual average at least reaches that minimum. In that capacity, you will work on special projects as directed by the CEO and fully cooperate with the orderly transfer of your former responsibilities as COO as the Company may direct.

c.

Compensation. Provided you remain employed through the COO Term Date, as of January 1, 2021, you will receive the following compensation and benefits, from which the Company may withhold any amounts required by applicable law:

i.	Base Salary. The Company will pay you an annual base salary of $50,000, paid in accordance with the normal payroll practices of the Company.

ii.	Vacation. You will be eligible for six weeks’ vacation annually.

iii.

Benefits. You will continue to be eligible to participate in the employee benefit plans and programs generally applicable to the Company’s employees, in each case, in accordance with their terms and conditions.

iv.

Bonus. You will not be eligible to participate in the AIP or any other bonus program with respect to any period starting on or after the COO Term Date unless the Company determines otherwise.    Notwithstanding the foregoing, you will still be eligible to receive all bonus payments still owed to you, under the AIP or any other bonus program, that relate to any period that commenced prior to the COO Term Date.

v.	Equity Awards. You will not be eligible for equity awards.

vi.

Miscellaneous. You will be eligible for the same perquisites you were entitled to prior to the COO Term Date, as long as such perquisites are business-related and the Company policy regarding reimbursement of reasonable business expenses that applied to you prior to the COO Term Date shall continue to apply.

d.

Separation Without Cause or at End of Term. If your Separation from Service (as defined under the “Waiver Agreement with the Company (and the members of the Company’s controlled group within the meaning of section 414(b) and (c) of the Internal Revenue Code of 1986, as amended (the “Code”)) is (y) initiated by the Company without Cause (as defined in Annex A ) or you become disabled or die during the Term or (z) upon termination of your employment at the end of the Term, provided you remain employed by the Company in good standing through the end of the Term (in each case, a “Qualifying Termination”), the provisions of this Section 4.d. will apply.

In consideration for your prompt execution of a release of claims in favor of the Company, substantially in the form attached hereto as Annex B (the “Release”), which will be provided to you within two days following your Separation Date (as defined below) and not revoking your signature on the Release within the applicable revocation period, and provided that you are in compliance with all of the terms and conditions of this Agreement restrictive covenants hereunder and any confidentiality or intellectual property obligations you have to the Company, you will receive:

i.	Payments. Separation Pay in the event of a Qualifying Termination in the amount of $1,323,000 (the “Total Amount”).

The Total Amount shall be payable in substantially equal biweekly installments during each of the 12 months following the 30th day after the Separation Date, until the Total Amount is paid, or, if your Qualifying Termination occurs during a CIC Termination Period (as defined in the Executive Severance Plan) in a one-time lump-sum payment on the sixtieth day following your Qualifying Termination, except, in any case, as provided in the “Section 409A” provision, below. You agree and acknowledge that (i) the Total Amount shall constitute, and be in full satisfaction of, any right you may have to “Separation Pay” under the terms of the Donnelley Financial Executive Severance Plan, effective as of May 30, 2017, as modified by the Waiver Agreement, subject to the limits set forth therein, and any right you may have to separation pay under the Donnelley Financial Solutions Separation Pay Plan and, (ii) except as set forth in this Agreement, no other amount shall be payable under the Executive Severance Plan, except that, to the extent applicable under the Executive Severance Plan with regard to your 2020 AIP bonus, you will be eligible for the Prior Year Bonus.

ii.

Benefits Coverage. In accordance with, and in full satisfaction of, the Benefits Coverage (as defined under the Executive Severance Plan), for one (1) year after your Separation Date, your spouse and your dependents will continue to be entitled to participate in the Company’s group health, medical and vision insurance plans in which the you, your spouse and your dependents participate immediately prior to the Separation Date, at the same rate as paid by similarly situated employees from time to time; provided that you timely elect continuation coverage under Section 4980B(f) of the Code; provided, further, that you, your spouse and your dependents shall cease to be entitled to Benefits Coverage if and when you obtain alternative employment and become eligible for insurance coverage that is substantially similar to the Benefits Coverage, in which case, you must notify the Company within ten (10) days of the commencement of such alternative employment; and provided, further, that to the extent the applicable health and life insurance plans do not permit continuation of your or your spouse’s or dependents’ participation throughout such period, for the portion of the period during which such continuation is not permitted, the Company shall provide you, on the first business day of each calendar quarter, in advance, with an amount which is equal to the Company’s cost of providing such benefits, less the applicable employee rate of participation.

iii.	Equity.

1.

Time-based. Any unvested time-based equity awards held by you shall vest pro rata and be payable in Company stock on the Separation Date, calculated by multiplying the award amount by a fraction, the numerator of which equals the number of days Employee was employed by the Company during the applicable vesting period through Employee’s Separation Date and the denominator of which is the total number of days in the applicable vesting period, less the number of shares previously vested.

2.

Performance-based. Each outstanding performance-based equity award held by you shall continue to vest after your Separation Date and pay out when such awards are paid pursuant to the applicable award agreement, based upon actual performance attained and multiplied by a fraction, the numerator of which equals the number of days you were employed by the Company during the applicable performance period through your Separation Date and the denominator of which is the total number of days in the applicable performance period. For the avoidance of doubt, and in order to give effect to the immediately preceding sentence, the provisions in any of your award agreements that provides your unvested equity awards shall expire or be forfeited if your employment or service ends prior to the date in which a performance period ends or the date in which an award is settled shall be disregarded.

3.

Change in Control. If your Qualifying Termination occurs during a CIC Termination Period (as defined in the Executive Severance Plan), effective as of your Separation Date (or, if later, the date the Change in Control occurs), any unvested time-based equity or other long-term cash incentive awards held by you shall vest in full and each outstanding performance-based equity award shall be deemed earned at the target performance level with respect to all open performance periods and vest in full.

e.

Section 409A. If you are a “specified employee” within the meaning set forth in the document entitled “409A: Policy of Donnelley Financial Solutions and its Affiliates Regarding Specified Employees” on the date of your Separation from Service, then any amounts payable pursuant to this Agreement or otherwise that (i) become payable as a result of your Separation from Service and (ii) are subject to (and not exempt from) Code Section 409A as a result of your Separation from Service shall not be paid until the earlier of (x) the first business day of the sixth month occurring after the month in which the date of your Separation from Service occurs and (y) the date of your death. Notwithstanding the immediately preceding sentence, amounts payable to you as a result of your involuntary Separation from Service that either (i) are determined to constitute a “short-term deferral” within the meaning of Code Section 409A or (ii) do not exceed two times the lesser of (A) your annualized compensation based upon your annual rate of Base Salary for the year prior to the year in which the date of your Separation from Service occurs and (B) the maximum amount that may be taken into account under Code Section 401(a)(17) in the year in which the date of your Separation from Service occurs shall not be subject to a six-month delay. For purposes of Code Section 409A, each payment made under this Agreement (including any payments made under Section 5 above or Section 6 below) will be treated as a separate payment. If any compensation or benefits provided by this Agreement may result in the application of Code Section 409A and is not in compliance therewith, then the Company shall, in consultation with you, modify this Agreement to the extent permissible under Code Section 409A in the least restrictive manner necessary in order to comply with the provisions of Code Section 409A. By signing this Agreement you acknowledge that if any amount paid or payable to you becomes subject to Code Section 409A, you are solely responsible for the payment of any taxes and interest due (including under Code Section 409A) as a result of any payments made under this Agreement.

All payments made pursuant to this Agreement shall be reduced by applicable tax withholdings.

f.

Voluntary Separation. If you voluntarily separate from the Company during the Term and prior to December 31, 2022, the following provisions will apply, you will be eligible to receive the Total Amount and the Benefits Coverage in accordance with the terms and conditions of Section 4 above and all outstanding unvested equity awards (both time and performance based) held by you shall be forfeited for no consideration, effective as of the Separation Date.

g.

Separation for Cause. If your employment is terminated by the Company for Cause, you will not be entitled to any Separation Pay or Benefits Coverage and all outstanding unvested equity awards held by you shall be forfeited for no consideration, effective as of the Separation Date.

h.

2020 AIP Bonus. If you experience a Separation from Service for any reason at any time after the COO Term Date, but before the payment of annual cash bonuses for 2020 under the AIP, the Company shall provide you with a lump sum cash payment equal to the 2020 AIP Bonus that you would have received but for your Separation of Service, determined on the basis of actual achievement of the performance goals applicable under the AIP for 2020.

i.	Restrictive Covenants.

i.

Noncompetition. During the eighteen (18) month period immediately following your Separation from Service (the “Restricted Period”), you shall not, directly or indirectly, manage, control, participate in, consult with, render services for, or in any manner engage in a Competitive Enterprise (as defined under the Executive Severance Plan).

ii.

Non-Solicitation of Customers. During the Restricted Period, you shall not, directly or indirectly through another entity, solicit or attempt to solicit or induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to transact business with a Competitive Enterprise or to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

iii.

Non-Solicitation of Employees. During the twenty-four (24) month period immediately following your Separation from Service, you shall not, directly or indirectly through another entity: induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee, or hire any person who was an employee of the Company within 180 days prior to the date of hire.

iv.

Non-Disparagement. You shall not make any statement that would libel, slander or disparage the Company or its past or present officers, directors, employees or agents; provided, however, that you or the Company may respond accurately to any question, inquiry or request for information from any regulator or investor, or when required by legal process or legal and regulatory requirements, including disclosure requirements under applicable laws.

v.

Confidentiality. You shall not disclose to any unauthorized person, firm, corporation or other entity or use for his or her own account any information, observations and data obtained by you during the course of your employment concerning the business and affairs of the Company or any related entities, including any information concerning acquisition opportunities in or reasonably related to the Company’s business or industry of which you become or became aware during your employment, without the Board’s written consent, unless and to the extent that the aforementioned matters: become generally known to and available for use by the public other than as a result of your acts or omissions, were known to you prior to your employment with the Company, or are required to be disclosed pursuant to any applicable law or court order.

You shall deliver to the Company upon your Separation from Service or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or any of its subsidiaries (including, without limitation, all acquisition prospects, lists and contact information) that you may then possess or have under your control. For the avoidance of doubt, nothing herein restricts or impedes you from providing truthful information to governmental or regulatory bodies, including your right to make disclosures under the whistleblower provisions of applicable law or regulations. You are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the individual’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

vi.

Acknowledgement of Reasonableness and Severability, and Enforcement. You acknowledge and agree that the provisions of this Agreement, including Section h, are reasonable and valid in geographic, temporal and subject matter scope and in all other respects, and do not impose limitations greater than are necessary to protect the goodwill, confidential information and other business interests of the Company. If, at the time of enforcement of this Agreement, including Section h, a court holds that any part of this Agreement, including Section h, is invalid or unenforceable, the remainder of the Agreement shall not be affected and shall be given full effect without regard to the invalid portions. Further, if a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area, and the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because your services are unique, the parties hereto agree that monetary damages would be an inadequate remedy for any breach of this Section h. Therefore, in the event of a breach or threatened breach of this Section h, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

5.

Blackout Periods. During the Term, the Company agrees to continue to provide you with all notices with regards to blackout periods that it provides to all of its directors and officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended.

6.

Governing Law. You acknowledge and agree the Company has an interest in administering its employee agreements, plans, and programs under uniform law, and that it is fair to have all Company employees be subject to uniform laws in connection with agreements like this one. Therefore, you agree that this Agreement shall be governed by the laws of the State of Delaware (the place of the Company’s incorporation) and applicable federal laws and construed in accordance therewith without giving effect to principles of conflict of laws. In the event of any dispute that relates to your rights under the Executive Severance Plan or your rights to Separation Pay, Benefits Coverage or the treatment of equity awards under this Agreement, such dispute will be governed by the claims and appeals provisions of the Executive Severance Plan. In the event of any other dispute, the parties hereby consent to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the District of Delaware, and the parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue in such Delaware courts with respect to any such dispute, and the parties agree not to plead or claim any such objection.

7.

Indemnification. To the fullest extent allowed by law, your rights of indemnification under the Company’s organizational documents, any plan or agreement at law or otherwise and, to the extent provided in any applicable insurance policy, your rights thereunder to director’s and officer’s liability insurance coverage, shall continue in force during the Term, regardless of whether you are an officer, and shall survive any termination of your employment for any reason.

8.

Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and, except as set forth in Section 3, above, fully supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto, except that any restrictive covenant, confidentiality or intellectual property obligations that you have to the Company shall survive and not be superseded, including without limitation, those set forth in the Company’s policies. Notwithstanding the foregoing or anything to the contrary herein, your rights to any vested benefits, including any rights you have under any qualified or non-qualified deferred compensation plan and your rights under your outstanding equity-based awards shall continue in full force and effect following the execution of this Agreement and shall survive the termination of your employment with the Company for any reason. This Agreement may not be modified except by a written, signed agreement executed by you and the Company.

9.

Assignment and Successors in Interest. You understand and agree that the Company’s rights and obligations under this Separation Agreement shall inure to the benefit of, and shall be binding on, any successor in interest to the Company and that the Company may, at any time and without consent of or further action by Employee, assign this Agreement to any purchaser of all or substantially all of the Company’s assets. You understand and agree that you may not assign any rights or transfer any obligations you have under this Agreement.

10.	Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.

Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to me.

Very truly yours,

Donnelley Financial Solutions

By: /s/ Dan Leib
Dan Leib
Chief Executive Officer

ACCEPTED AND AGREED to this 26th day of June 2020

/s/ Thomas F. Juhase
Thomas F. Juhase

ANNEX A

1.

“Cause” means (i) your willful and continued failure to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such failure subsequent to your being delivered a notice of termination without Cause) after a written demand for substantial performance is delivered to you by the Group President, the Chief Executive Officer, or the Board that identifies the manner in which you have not performed your duties, (ii) your willful engaging in conduct which is demonstrably and materially injurious (monetarily or otherwise) to the business, reputation, character or community standing of the Company, (iii) conviction of or the pleading of nolo contendere with regard to a felony or any crime involving fraud, dishonesty or moral turpitude, or (iv) a refusal or failure to attempt in good faith to follow the written direction of the Group President, the Chief Executive Officer, or the Board (provided that such written direction is consistent with your duty and station) promptly upon receipt of such written direction. For the purposes of this definition, no act or failure to act by you shall be considered “willful” unless done or omitted to be done by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of the Company’s principal outside counsel shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Notwithstanding the foregoing, the Company shall provide you with a reasonable amount of time, after a notice and demand for substantial performance is delivered to you, to cure any such failure to perform, and if such failure is so cured within a reasonable time thereafter, such failure shall not be deemed to have occurred.

ANNEX B

RELEASE

                                     , hereinafter referred to as “Releasor,” executes this Release this      day of                 , 2020.

This Release is made in favor of Donnelley Financial Solutions, Inc., 35 West Wacker Drive, Chicago, Illinois (“Company”) and its current and former officers, directors, employees, partners, benefit plans, benefit plan fiduciaries, benefit plan administrators, successors, assigns, agents, divisions, parents, subsidiaries, affiliates, attorneys, and other related entities, (“Released Parties”), on behalf of Releasor and Releasor’s heirs, executors, administrators, successors and assigns.

For and in consideration of the separation payments and other things of value to be provided pursuant to the transition employment agreement between Company and Releasor dated June         , 2020 , Releasor agrees, knowingly and voluntarily, that by executing this Release he/she releases and forever discharges the Released Parties of and from any and all known and unknown claims, liabilities, demands and/or causes of action, arising through the date of Releasor’s execution of this Release including, without limitation, any claims against the Released Parties based upon any of the following:

i.

the common law, including but not limited to, emotional distress; injury to personal reputation; defamation (including libel or slander); invasion of privacy; denial of employment in contravention of common law or any federal, state, local or public policy, law or regulation;

ii.

any alleged written or oral employment agreement, policy, plan (including without limitation, the Executive Severance Plan and/or the Company’s Separation Pay Plan) or procedure of the Released Parties and/or any alleged understanding or arrangement between Releasor and the Released Parties;

iii.

any alleged violation(s) of any statute, regulation, or ordinance, whether federal, state or local, or based on any other federal, state or local law, including but not limited to, any and all claims under the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act), as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq.; the Civil Rights Act of 1991, P.L. 102-166, 105 Stat. 1071, et seq.; 42 U.S.C. § 1981; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.; the Equal Pay Act, 29 U.S.C. § 206(d), et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq.; Sarbanes Oxley Act of 2002, 18 U.S.C. § 1514, et. seq.; and any other federal, state, or local laws relating to the employment relationship;

iv.	the U.S. Constitution or any state constitution; and

v.	any theory of alleged equitable entitlement to relief.

Releasor does not hereby waive any claims that cannot be waived under applicable law. Subject to the following paragraph, Releasor waives the right to receive any damages or other personal relief based on any claim, cause of action, demand or lawsuit that is personal to Releasor relating to or arising from his/her employment at the Company brought by Releasor or on Releasor’s behalf, or by any third party, including as a member of any class or collective action.

Nothing in this Release prohibits Releasor from filing a charge with, or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Equal Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Releasor does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that he/she has made such reports or disclosures. In addition, this Agreement does not limit Releasor’s right to receive an award for information provided to any government agencies. Notwithstanding anything to the contrary herein, this Release does not waive or otherwise impair (i) any claims for enforcement of this Agreement or any rights under any indemnification agreement between Releasor and the Company or any affiliate thereof; (ii) expenses to be reimbursed by the Company or any of its affiliates to Releasor in accordance with the applicable reimbursement policy or program; (iii) any rights that Releasor may have under a Director & Officer insurance policy obtained by the Company or any of its affiliates, (iv) indemnification rights that Releasor may be entitled to receive from the Company or any of its affiliates pursuant to the Company’s and its affiliate’s organizational and/or governance documents; and/or (v) any vested rights Releasor may have under the terms of any tax-qualified or non-tax-qualified pension or savings plan, stock option plan or any other equity award agreement, including, without limitation, any rights that will or may become vested in connection with or as a result of Releasor’s termination of employment or services. Releasor hereby acknowledges that it is his/her responsibility to review any equity award agreement(s) to determine termination dates of his/her rights thereunder.

This Release shall be governed by the laws of the State of Delaware (the place of the Company’s incorporation) and construed in accordance therewith without giving effect to principles of conflicts of laws. In the event of any dispute hereunder the parties hereby consent to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the District of Delaware, and the parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding, and the parties agree not to plead or claim the same.

If any provision contained in this Release is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified, but only to the extent necessary, to make such provision valid, legal and enforceable. In any event, the remainder of this Release shall continue to be valid and enforceable to the fullest extent permitted by law.

In signing below, Releasor expressly acknowledges that he or she has read this Release carefully, that he or she fully understands its terms and conditions, that he or she has been advised of his or her rights and has been advised to consult an attorney prior to executing this Release, and that Releasor intends to be legally bound by the Release.

RELEASOR ACKNOWLEDGES THAT HE OR SHE HAS HAD THE OPPORTUNITY TO HAVE AT LEAST 21 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO SIGN THIS RELEASE. RELEASOR FURTHER ACKNOWLEDGES THAT HE OR SHE HAS BEEN GIVEN THE RIGHT TO REVOKE THIS RELEASE BY SERVING, WITHIN A SEVEN DAY PERIOD AFTER SIGNING (the “REVOCATION PERIOD”), A WRITTEN NOTICE OF REVOCATION. THE RELEASE SHALL BECOME EFFECTIVE ON THE EIGHTH DAY FOLLOWING ITS EXECUTION BY RELEASOR.

If Releasor revokes the Release, Company and/or the Released Parties shall have no obligation under it or under the Employment Agreement.

IN WITNESS WHEREOF, Releasor has signed this Release at                                  [Place of execution].

[Signature of Releasor]	Employee ID Number